SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

 (Date of earliest event reported)

March 31, 2002

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure

On April 19, 2002, CSB Bancorp, Inc. released a quarterly report to shareholders that included its financial statements for the period ended March 31, 2002. A copy of the quarterly report to shareholders is attached to this report as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

(a)	Exhibits
	99.1	Quarterly report to shareholders for the period ended March 31, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: March 31, 2002	By: /s/ C. James Bess
C. James Bess Chairman, President and CEO

Exhibit 99.1

To our Shareholders:

The Company’s earnings for the first quarter of 2002 exceeded budget projections and we expect the second quarter to outperform the first.  Improvements in operating efficiencies and asset quality has had a positive impact on interest margins and profitability.  We expect interest margins to continue to improve at least through mid-year.

Net income for the quarter was $376,000, an increase of $68,000, or 22%, over the same period last year.  Earnings per share were $.14 for the first three months of 2002 compared to $.12 for those same three months of 2001.  While net interest income decreased due to actions of the Federal Reserve and the contraction of the balance sheet to manage asset quality and to control interest expense, net income improved due to lower operating expenses, higher non-interest income, and no provision for loan loss in the first three months.  CSB’s capital-to-asset ratio reached a record high 11.40% at March 31, 2002.  The book value per share was $12.49 at the end of the quarter.

Deposit interest rates have been increased to provide CSB customers with the best return possible and still provide competitive interest rates for loan customers.  The Company’s overall performance continues to improve based on prudent, safe and sound community banking fundamentals and diminishing regulatory undertakings.  As a result, the Company is now able to more fully concentrate on moving the Bank toward further growth and profitability opportunities.

We expect 2002 to be a good year for the Company and ask you to assist us make it even better by referring new customers to CSB.

Thank you for your ongoing loyalty and support.

/s/ C. James Bess

C. James Bess
Chairman, President and CEO

QUARTERLY REPORT

MARCH 31, 2002

CSB

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	MARCH 31 2002 2001
ASSETS:
Cash and due from banks	$8,917	$15,408
Federal funds sold	12,387	8,548
Securities	85,175	84,003
Net loans	166,305	193,443
Premises & equipment, net	9,091	9,538
Other assets	6,279	5,635
TOTAL ASSETS	$288,154	$316,575
LIABILITIES:
Deposits	$234,699	$263,624
Securities sold under agreements to repurchase	13,841	12,117
Other borrowings	5,975	8,024
Other liabilities	796	850
TOTAL LIABILITIES	$255,311	$284,615
SHAREHOLDERS’ EQUITY:
Common stock	$16,674	$16,674
Additional paid-in capital	6,414	6,414
Retained earnings	10,947	10,148
Treasury stock	(1,204)	(1,339)
Accumulated other comprehensive income	12	63
TOTAL SHAREHOLDERS’ EQUITY	$32,843	$31,960
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$288,154	$316,575

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	TWELVE MONTHS ENDED MARCH 31 2002 2001
INTEREST INCOME:
Interest & fees on loans	$3,151	$4,785
Interest on securities	1,102	1,223
Other interest income	61	23
TOTAL INTEREST INCOME	$4,314	$6,031
INTEREST EXPENSE:
Interest on deposits	$1,794	$2,903
Other interest expense	111	258
TOTAL INTEREST EXPENSE	$1,905	$3,161
Net interest income	$2,409	$2,870
Less provision for loan losses	0	298
Net interest income after provision for loan losses	2,409	2,572
Total other income	582	474
Total other expense	2,699	2,849
Benefit from income taxes	(84)	(111)
NET INCOME	$376	$308
Earnings per Share	$.14	$.12

FINANCIAL HIGHLIGHTS
(000 OMITTED) EXCEPT SHARE DATA

	MARCH 31 2002 2001
Assets	$288,154	$316,575
Net loans	166,305	193,443
Securities	85,175	84,003
Deposits	234,699	263,624
Shareholders’ equity	32,843	31,960
Net income	376	308
Earnings per share	.14	.12
Book value per outstanding share	12.49	12.18
*Quarterly price per share: High Low	20.00 16.75	16.75 15.00

*Includes transactions reported by market makers and private transactions known to the Company.

KEY RATIOS

	MARCH 31 2002 2001
Return on average assets	.52%	.40%
Return on average equity	4.65%	3.92%
Loan to deposit	72.21%	75.57%
Equity to assets	11.40%	10.10%

Copies of

CSB BANCORP, INC.

S.E.C. Filings may be obtained by writing:

A. Lee Miller, CFO

CSB BANCORP, INC.

6 West Jackson Street

Millersburg, Ohio  44654

(800) 654-9015 or 330-674-9015

Stock Symbol:  CSBB.OB

Website:  www.csb1.com